UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 15, 2014

CANTEL MEDICAL CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-31337	22-1760285
(State or other jurisdiction	(Commission	(IRS Identification
of incorporation)	File Number)	Number)

150 Clove Road, Little Falls, New Jersey	07424
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (973) 890-7220

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                          Written communications pursuant to Rule 425 under the Securities  Act (17 CFR 230.425)

☐                          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                          Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                          Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers

(b)  On April 15, 2014, Craig A. Sheldon, Senior Vice President, Chief Financial Officer and Treasurer of Cantel Medical Corp. (the “Company”) advised the Company that he intends to retire in January 2015.  Mr. Sheldon will continue in his position while the Company undertakes a search process for a new Chief Financial Officer, which will commence immediately.  After the hiring of the new Chief Financial Officer, Mr. Sheldon will continue as a Senior Vice President of the Company through the end of his Employment Term (as defined below).

(e)  In connection with Mr. Sheldon’s retirement, the Company and Mr. Sheldon entered into a Letter Agreement under which Mr. Sheldon will be provided severance and other benefits upon his retirement in consideration for a customary release and waiver of claims from Mr. Sheldon.  The Letter Agreement provides for the Company and Mr. Sheldon to enter into a Separation Agreement and Release and an Independent Contractor Agreement, in forms annexed to the Letter Agreement, upon Mr. Sheldon’s retirement.  The Letter Agreement together with the Separation Agreement and Release and the Independent Contractor Agreement are collectively referred to herein as the “Retirement Agreements”.  The Retirement Agreements provide for the following, all subject to the terms and conditions of the Retirement Agreements:

(i)                                     Mr. Sheldon will continue working for the Company through January 9, 2015 or such later date (through June 30, 2015) as may be requested by the Company (the “Employment Term”).

(ii)                                  Mr. Sheldon will continue to participate in the Company’s Annual Incentive Compensation Plan for the fiscal year ending July 31, 2014 but not for the fiscal year ending July 31, 2015 unless he is employed by the Company beyond January 9, 2015.

(iii)                               If Mr. Sheldon is employed by the Company after January 9, 2015, he will (a) be entitled to a 3% increase in his base salary commencing February 1, 2015 if any executive officer of Cantel receives a base salary increase as of that date, (b) be eligible for a bonus under the Company’s Annual Incentive Compensation Plan for the period employed during fiscal 2015, and (c) be entitled to an additional bonus of $8,300 per month for each full month (and pro-rated for any partial month) he is employed during the Company’s fiscal year ending July 31, 2015.

(iv)                              Mr. Sheldon will cease to participate in the Company’s Long Term Incentive Plan and will not be eligible to receive any stock options or shares of restricted stock under that plan or any other equity plan of the Company.

(v)                                 All unvested shares of restricted stock held by Mr. Sheldon on the last date Mr. Sheldon is employed by the Company will automatically accelerate and fully vest on the last day of the Employment Term (if Mr. Sheldon is employed by the Company on such date) or on an earlier date on which Mr. Sheldon’s employment has been terminated by the Company without Cause (as defined) or by Mr. Sheldon for Good Reason (as defined) or as a result of Mr. Sheldon’s death or Disability (as defined).

(vi)                              Mr. Sheldon will be paid a lump sum of $700,000 approximately six months following his retirement date (plus interest at the prime rate commencing on his retirement date).

(vii)                           Upon his retirement, Mr. Sheldon will enter into a two-year consulting agreement that provides for an annual consulting fee of $175,000.

(viii)                        During the two-year period following Mr. Sheldon’s retirement, the Company will pay the “company portion” of the premium for COBRA medical and dental insurance or provide Mr. Sheldon with a comparable cash payment.

(ix)                              The Amended and Restated Executive Severance Agreement between Mr. Sheldon and the Company dated as of October 31, 2012 has been terminated; however, if a “Change in Control” (as defined) occurs prior to or, under certain circumstances, within either six months or two years following Mr. Sheldon’s retirement, the Company will pay Mr. Sheldon a lump sum of $220,000.

(x)                                 Upon his retirement, Mr. Sheldon will provide a customary release of claims for the benefit of the Company, the delivery of which is a condition to the payment of certain of the payments and benefits described in Sections (i) through (ix) above.

The foregoing summary of the Retirement Agreements does not purport to be complete and is subject to and qualified in its entirety by reference to the terms and conditions of the Retirement Agreements, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01                                           Financial Statements, Pro-Forma Financial Information and Exhibits

(d)         Exhibit 10.1  Letter Agreement between the Cantel Medical Corp. and Craig A. Sheldon dated April 15, 2014

Exhibit 99.1  Press release of Registrant dated April 16, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CANTEL MEDICAL CORP.

By:	/s/ Andrew A. Krakauer
Andrew A. Krakauer
President and CEO

Dated:  April 16, 2014